Consent of Independent Accountants

We hereby consent to use in this amended annual report on Form 20-F, of our report dated February 16, 2010 with respect to our audit of financial statements of NWT Uranium Corp., and Subsidiaries at December 31, 2008 and 2007 and related statements of income, shareholders’ equity, and cash flows for the years ended December 31, 2008 and 2007 and to the reference to our firm under the heading “Experts”.

Signed: “MSCM LLP”

Toronto, Canada
February 25, 2010